UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

vTv Therapeutics Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

4170 Mendenhall Oaks Parkway

High Point, North Carolina 27265

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD April 30, 2018

To the Stockholders of vTv Therapeutics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of vTv Therapeutics Inc. will be held on April 30, 2018 at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065 at 9:00AM EDT. The meeting is called for the following purposes:

1.	To elect the eight director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of vTv Therapeutics Inc. Class A common stock or Class B common stock as of the close of business on March 6, 2018, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in High Point, North Carolina during ordinary business hours or on a reasonably accessible electronic network as provided by applicable law in the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2017 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2017) to stockholders via the Internet. On or about March 16, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of vTv Therapeutics Inc.,

Jeffrey B. Kindler
Executive Chairman of the Board
High Point, North Carolina
Dated: March 16, 2018

VTV THERAPEUTICS INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held April 30, 2018

VTV THERAPEUTICS INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD April 30, 2018

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our Class A common stock and Class B common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on April 30, 2018 at 9:00AM EDT at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on March 6, 2018 are entitled to notice of and to vote at our Annual Meeting of Stockholders (the “Annual Meeting”).

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2017 Annual Report to Stockholders, including financial statements, and a Proxy Card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on March 16, 2018. We mailed a Notice of Internet Availability of Proxy Materials on or about March 16, 2018 to our stockholders of record and beneficial owners as of March 6, 2018, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of our Class A common stock and Class B common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our Class A common stock and Class B common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Q:	Why am I receiving these proxy materials?
A:

We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on your Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our Class A common stock, par value $0.01 per share (“Class A Common Stock”), and shares of our Class B common stock, par value $0.01 per share (“Class B Common Stock”), cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Q:	Who may vote at the Annual Meeting?
A:

The Board of Directors set March 6, 2018 as the record date for the Annual Meeting. If you owned shares of our Class A Common Stock or Class B Common Stock at the close of business on March 6, 2018, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock held by such stockholder. As of March 6, 2018, there were 9,693,254 shares of our Class A common stock and 23,119,246 shares of our Class B common stock outstanding and entitled to vote at the Annual Meeting.

Q:	Is MacAndrews entitled to nominate any directors for election to the Board of Directors?
A:

Under the Investor Rights Agreement, dated as of July 29, 2015 (the “Investor Rights Agreement”), M&F TPP Holdings Two LLC, as successor in interest to vTv Therapeutics Holdings LLC (“M&F”) and an affiliate of MacAndrews & Forbes Incorporated (together with its affiliates other than vTv Therapeutics Inc., “MacAndrews”), based on its beneficial ownership of 78.3% of our outstanding common stock, has the right to designate as nominees (the “MacAndrews Nominees”) five of our eight director nominees for election to the Board of Directors.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the Annual Meeting?
A:

A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

•	Are present and entitled to vote in person at the Annual Meeting; or
•	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy at the Annual Meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each of the proposals listed in this Proxy Statement identifies the votes needed to approve the proposed action.

Q:	What proposals will be voted on at the Annual Meeting?
A:	The two proposals to be voted on at the Annual Meeting are as follows:
1.	To elect the eight director nominees named in the Proxy Statement to serve until our next annual meeting or until their successors have been elected and qualified; and
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:	What is the vote required for each proposal and what are my voting choices?
A:

With respect to Proposal 1, the election of directors, you may vote FOR or WITHHOLD. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the eight director nominees that receive the most number of votes cast “FOR” will be elected. If you WITHHOLD from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposal 2 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN, and the vote required is the affirmative vote of a majority of the shares entitled to vote and present or represented by proxy. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

Q:How does our Board of Directors recommend that I vote?

A:Our Board of Directors recommends that you vote:

1.	FOR the election of the eight director nominees named in this proxy statement; and
2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Q:	What is the effect of a broker non-vote?
A:

Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum or the outcome of voting on Proposal 1. Because brokers are entitled to vote on Proposal 2, we do not anticipate any broker non-votes with regard to this proposal.

Q:	Can I access these proxy materials on the Internet?
A:

Yes. The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report to Stockholders (including the Annual Report on Form 10-K for the year ended December 31, 2017) are available for viewing, printing, and downloading at https://www.proxydocs.com/vtvt. They are also available under the Investors—Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on https://www.proxydocs.com/vtvt at least until the conclusion of the Annual Meeting.

Q:	How may I vote my shares in person at the Annual Meeting?
A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, nominee or trustee if you wish to obtain such a “legal proxy”.

Q:	How can I vote my shares without attending the Annual Meeting?
A:

If your shares are held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website https://www.proxypush.com/vtvt and following the voting instructions on that website;
•	Via telephone by calling toll free 866-240-5352 and following the recorded instructions; or
•

By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on April 29, 2018. Of course, as described in the immediately preceding question and answer, you can always come to the Annual Meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as permitted by law.

Q:	How can I change my vote after submitting it?
A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:
•

Filing a written notice of revocation bearing a later date than the proxy with our Secretary at 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary at 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265 at or before the taking of the vote at the Annual Meeting;

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or
•

If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on April 29, 2018 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.

Q:	Where can I find the voting results of the Annual Meeting?
A:

We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	For how long can I access the proxy materials on the Internet?
A:

The Notice of Annual Meeting, Proxy Statement, 2017 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 will remain posted on this website until the conclusion of the Annual Meeting, and also are and will remain available, free of charge, in PDF and HTML format under the Investors—Financial Information—SEC Filings section of our website at www.vtvtherapeutics.com.

Q:	What are the implications of being an “emerging growth company”?
A:

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (a) January 1, 2021; (b) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (c) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year; or (d) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of eight members, each of whom serves until his successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the eight nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy and subject to any required consents under the Investor Rights Agreement described below. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

In connection with our initial public offering in July 2015 (our “IPO”), we entered into the Investor Rights Agreement, which provides that M&F, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules (which may require M&F to designate independent directors), has the right to designate as nominees: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if MacAndrews beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors (and if the number of directors is even, 50% of the number of directors) if MacAndrews beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if MacAndrews beneficially owns more than 10% but 25% or less of our outstanding common stock. M&F loses the right to designate directors once it owns 10% or less of our outstanding common stock. Messrs. Kindler, Cohen, Meister, Savas, and Weiner, who are presently serving as directors and are named in this Proxy Statement for re-election to the Board of Directors at the Annual Meeting, are MacAndrews Nominees.

The name of and certain information regarding each director nominee as of March 6, 2018 is set forth below. This information is based on data furnished to us by the nominees. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265.

Director Nominees

Name	Age	Position(s) with vTv Therapeutics Inc.	Director Since
Jeffrey B. Kindler	62	Executive Chairman of the Company and our Board of Directors	July 2015
Steven M. Cohen	54	Director	July 2015
John A. Fry	57	Director	March 2016
Paul M. Meister	65	Director	July 2015
Craig C. Parker	56	Director	July 2015
Paul G. Savas	55	Director	April 2015
Noel J. Spiegel	70	Director	July 2015
Howard L. Weiner	73	Director	July 2017

Director Nominees

Jeffrey B. Kindler—Executive Chairman of the Company and our Board of Directors

Jeffrey B. Kindler has served as the Executive Chairman of our Board of Directors since July 2015 and as our Executive Chairman since April 2015. Mr. Kindler has served as Chief Executive Officer of Centrexion Corporation since 2014; as a Venture Partner at Lux Capital since 2012; and as a Managing Director at Starboard Capital Partners, since 2010. From 2006 to 2010, Mr. Kindler was the Chairman and Chief Executive Officer of Pfizer Inc. Prior to his appointment as Pfizer’s CEO, Mr. Kindler served as Pfizer’s Executive Vice President and General Counsel as well as a Vice Chairman of the company. Prior to joining Pfizer in 2002, he was Chairman of Boston Market Corporation from 2000 to 2001 and President of the Partner Brands group of McDonald’s Corporation during 2001. Mr. Kindler previously served on the Board of Directors of Chipotle Mexican Grill, Inc., a chain of fast casual restaurants, from 2012 to 2014. He currently serves on the boards of directors of SIGA Technologies, Inc., a developer of novel antiviral therapeutics, Perrigo Company plc, a leading global over-the-counter consumer goods and specialty pharmaceutical company, and Intrexon Corporation, a synthetic biology company, as well as a number of privately held companies. Mr. Kindler is also a trustee of Tufts University. Mr. Kindler also provides consulting services to MacAndrews & Forbes Incorporated on matters involving the life sciences industry. Mr. Kindler holds a bachelor’s degree from Tufts University and a J.D. from Harvard Law School. We believe Mr. Kindler’s experience as Chief Executive Officer of Centrexion Corporation, in addition to his years of experience in the healthcare industry, qualifies him to serve on our Board of Directors.

Steven M. Cohen—Director

Steven M. Cohen was appointed to our Board of Directors in July 2015. Mr. Cohen has served as Executive Vice President, General Counsel and Chief Administrative Officer of MacAndrews since 2013. In 2011, he was Secretary to New York State Governor Andrew M. Cuomo during the first year of Governor Cuomo’s administration. Prior to that, Mr. Cohen served as Chief of Staff and Counselor to then-New York Attorney General Cuomo, holding both positions for the entire four years of Mr. Cuomo’s tenure as Attorney General. Mr. Cohen has more than 25 years of experience as a lawyer in private practice and public service. He is a Trustee of New York University (“NYU”), a member of the board of Bank Leumi USA, and Chairman of the Board of the Brooklyn Bridge Park Development Corporation. He holds a bachelor’s degree from New York University and a J.D. from the University of Pennsylvania Law School. Mr. Cohen brings extensive experience in leadership, corporate strategy and public service. For these reasons, we believe he is well qualified to serve on our Board of Directors.

John A. Fry—Director

John A. Fry was appointed to our Board of Directors in March 2016. Mr. Fry has served as President of Drexel University since 2010. From 2002 to 2010, Mr. Fry served as the President of Franklin & Marshall College and from 1995 to 2002, he served as Executive Vice President of the University of Pennsylvania. Prior to joining the University of Pennsylvania, Mr. Fry was a management consultant for the higher education and nonprofit sectors. He worked closely with some of the nation’s premier colleges and universities, first with KPMG Peat Marwick and then with Coopers & Lybrand’s National Higher Education Consulting Practice where he was elected a partner in the firm and eventually became partner-in-charge of the national practice. Mr. Fry is a member of the Board of Directors of Community Health Systems, a leading operator of general acute care hospitals, Drexel Morgan, a registered investment advisor and bank holding company, and Macquarie Investment Management (formerly Delaware Investments), a U.S. based asset management firm. Mr. Fry holds a bachelor’s degree from Lafayette College and a master’s degree in business administration from the New York University Stern School of Business. Mr. Fry brings extensive experience in leadership and corporate governance. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Paul M. Meister—Director

Paul M. Meister was appointed to our Board of Directors in July 2015. Mr. Meister has served as President of MacAndrews since 2014. Mr. Meister is currently serving as Executive Vice Chairman of the Board of Revlon, Inc. He is also Co-Founder, and since 2008, Chief Executive Officer, of Liberty Lane Partners, a private investment company with investments in healthcare, technology and distribution-related industries, and Co-Founder and, since 2007, Vice Chair, at Perspecta Trust, a trust company that provides trust and investment services. From 2010 to

2014, Mr. Meister served as Chairman, and from 2011 to 2014 also as Chief Executive Officer, of inVentiv Health, a leading provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. Until 2007, he was Chairman of the Board of Thermo Fisher Scientific Inc., a provider of products and services to businesses and institutions in the field of science, which was formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International, Inc. from 2001 to 2006 and served as its Chief Financial Officer from 1991 to 2001. Mr. Meister is a member of the Board of Directors of LKQ Corporation, Inc., a leading distributor of vehicle products, Scientific Games Corporation, which provides customized, end-to-end solutions to the gaming industry, Quanterix Corporation, a developer of ground-breaking tools in high definition diagnostics, and Revlon, Inc. During the past five years, he has also served as a member of the Board of Directors of M & F Worldwide Corp., a holding company that holds various businesses that is controlled by affiliates of MacAndrews. Mr. Meister is a member of the University of Michigan’s Life Sciences Institute Scientific Advisory Board. He holds a bachelor’s degree from the University of Michigan and an M.B.A. from Northwestern University. Mr. Meister has held several executive positions in prominent firms and provides our Board of Directors extensive leadership, management and board experience in the healthcare industry. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Craig C. Parker—Director

Craig C. Parker was appointed to our Board of Directors in July 2015. Mr. Parker has served as Senior Vice President and Head of Corporate Development at Jazz Pharmaceuticals PLC, an international biopharmaceutical company, since 2014. Previously, Mr. Parker was Executive Vice President, Corporate Development and Scientific Affairs, at Geron Corporation, a clinical stage biopharmaceutical company, from 2012 to 2014. From 2011 to 2012, he served as Senior Vice President, Strategy and Corporate Development, at Human Genome Sciences, Inc., a biopharmaceutical company, until its sale to GlaxoSmithKline. Mr. Parker was Co-Founder, and from 2009 to 2011, Chief Executive Officer, of Vega Therapeutics, Inc., a drug discovery stage biotechnology start-up in the emerging field of inflammation, insulin resistance and energy balance. Mr. Parker currently serves on the Scientific Advisory Board of the University of Michigan’s Life Sciences Institute. He holds a bachelor’s degree from the University of Chicago, an M.B.A from the University of Michigan, and attended the Georgetown University School of Medicine. Mr. Parker has more than ten years of experience as an executive in the biotechnology industry, including serving as an executive officer at two public companies, Chief Financial Officer of Proteolix, Inc., a private biotechnology company, and business unit head of a division of Immunex Corporation, a large biotechnology company. He provides extensive experience in biotechnology industry strategy, finance and accounting, clinical development and business development. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Paul G. Savas—Director

Paul G. Savas has served on our Board of Directors since April 2015. Mr. Savas is Executive Vice President and Chief Financial Officer at MacAndrews. He joined MacAndrews in 1994 as Director of Corporate Finance, served in various positions of increasing responsibility and became Chief Financial Officer in 2007. He also serves as a director of Harland Clarke Holding Corp., SIGA Technologies, Inc., and Revlon, Inc., and served as a member of the Board of Directors of vTvx Holdings I LLC and vTvx Holdings II LLC, our predecessors, from 2007 through 2015. He holds a bachelor’s degree in Accounting from Rutgers University and an M.B.A. from Fordham University. Mr. Savas provides our Board of Directors valuable business, leadership and management insights with respect to our strategic, operational and financial direction. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Noel J. Spiegel—Director

Noel J. Spiegel was appointed to our Board of Directors in July 2015. Mr. Spiegel was a partner at Deloitte & Touche, LLP, a global professional services firm, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel also serves on the Board of Directors of American Eagle Outfitters, Inc., a leading apparel and accessories retailer and Radian Group,

Inc., a leading mortgage insurance company.  He holds a bachelor’s degree from Long Island University and attended the Advanced Management Program at Harvard Business School. Mr. Spiegel provides expertise in public accounting, disclosure and financial system management to our Board of Directors and our Audit Committee. For these reasons, we believe he is well qualified to serve on our Board of Directors.

Howard L. Weiner—Director

Howard L. Weiner was appointed to our Board of Directors in July 2017. Dr. Weiner, the Robert L. Kroc Professor of Neurology at the Harvard Medical School since 1997 and Co-Director of the Center for Neurologic Diseases at the Brigham & Women’s Hospital since 1985, pioneered the use of immunotherapy for the treatment of multiple sclerosis and has investigated immune abnormalities in the disease. He also pioneered the use of the mucosal immune system for the treatment of autoimmune and other diseases, including Alzheimer’s disease and Lou Gehrig’s disease.  Based on his work, vaccines are being tested in multiple sclerosis, diabetes, and most recently in Alzheimer’s disease.  Dr. Weiner attended Dartmouth College, and received his M.D. from the University of Colorado School of Medicine.  Dr. Weiner provides significant medical expertise and clinical experience to our Board of Directors.  For these reasons, we believe he is well qualified to serve on our Board of Directors.

Required Vote

The eight director nominees receiving the highest number of affirmative votes of our Class A Common Stock and Class B Common Stock, present or represented and voted as a single class, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

The Board of Directors unanimously recommends that stockholders vote FOR the eight director nominees listed above.

EXECUTIVE OFFICERS

Our current executive officers are set forth below:

Name	Age	Position(s)
Jeffrey B. Kindler	62	Executive Chairman
Stephen L. Holcombe	61	President and Chief Executive Officer
Rudy C. Howard	60	Executive Vice President and Chief Financial Officer
Larry D. Altstiel, M.D., Ph.D.	68	Executive Vice President and Chief Medical Officer

Set forth below is certain additional information concerning our executive officers, including their respective positions with us and prior business experience (other than Mr. Kindler, for whom such information is provided above under the caption “Proposal 1: Election of Directors”).

Stephen L. Holcombe—President and Chief Executive Officer

Stephen L. Holcombe has served as our President and Chief Executive Officer since April 2015. Mr. Holcombe was the President and Chief Financial Officer of TransTech Pharma, LLC and High Point Pharmaceuticals, LLC, our predecessors, from 2014 to March 2015, where he previously served as Senior Vice President and Chief Financial Officer from 2002 to 2014. Mr. Holcombe has over 35 years of experience in financial and managerial roles focusing on the execution of private and public financings, developing corporate alliance and partnership strategies and managing relationships with external constituents. Positions that Mr. Holcombe held prior to joining our predecessors include Executive Vice President and Chief Financial Officer of Vanguard Cellular Systems, Inc., one of the largest independent wireless operators in the United States, Executive Vice President and Chief Financial Officer of BuildNet Inc., an e-commerce software solutions provider, and various positions with KPMG Peat Marwick Mitchell. He holds a bachelor’s degree in Accountancy from Wake Forest University.

Rudy C. Howard—Executive Vice President and Chief Financial Officer

Rudy C. Howard has served as our Chief Financial Officer since June 2015. Prior to joining vTv Therapeutics Inc., Mr. Howard served from January 2010 through May of 2015 as Chief Financial Officer of SciQuest, Inc., an international spend management software company. From November 2008 until joining SciQuest, Mr. Howard served as Senior Vice President and Chief Financial Officer of MDS Pharma Services, a pharmaceutical services company. From 2003 until joining MDS Pharma Services, Mr. Howard operated his own financial consulting company, Rudy C. Howard, CPA Consulting, in Wilmington, North Carolina, where his services included advising on merger and acquisition transactions, equity and debt issuances and other general management matters. From 2001 through 2003, Mr. Howard served as Chief Financial Officer for Peopleclick, Inc., an international human capital management software company. From 2000 until joining Peopleclick, Mr. Howard served as Chief Financial Officer for Marketing Services Group, Inc., a marketing and internet technology company. From 1995 until 2000, Mr. Howard served as Chief Financial Officer for PPD, Inc., a clinical research organization. Prior to joining PPD, Mr. Howard was a partner with PricewaterhouseCoopers. Mr. Howard holds a B.A. in Accounting from North Carolina State University, and he is a Certified Public Accountant.

Larry D. Altstiel—Executive Vice President and Chief Medical Officer

Larry D. Altstiel has served as our Chief Medical Officer since December 2015. Prior to joining vTv Therapeutics Inc., Dr. Altstiel was the founder and served as the Chief Executive Officer of Provectra Biotherapeutics, an early-stage biotechnology company, from 2013 through 2015. From 2007 to 2013, Dr. Altstiel was Vice President Neuroscience Clinical Development, Neuroscience Therapeutic Area Clinical Lead, at Pfizer Inc., a global pharmaceutical company. Dr. Altstiel’s other positions included Senior Vice President, Head of Global Clinical Development, at Schwarz Biosciences, Inc., a scientific research company; Vice President for Research Operations at Eisai Medical Research Inc., a physical and biological research and development company and Schering-Plough, a global pharmaceutical company; and Senior Clinical Research Physician and Group Leader for Neurodegenerative Diseases Clinical and Discovery Research for Alzheimer’s Disease, Parkinson’s Disease and Stroke at Eli Lilly and Company, a global pharmaceutical company. Dr. Altstiel received his bachelor’s degree in chemistry from the University of Illinois, a Ph.D in Virology, Cell Biology, and Physical Chemistry from the Rockefeller University and his M.D. from the University of Miami Miller School of Medicine. Dr. Altstiel was a NIH Postdoctoral Fellow at The Biological Laboratories, Harvard University and trained in Internal Medicine at The Harlem Hospital and in Neurology at the Neurological Institute, Columbia.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors consists of Messrs. Kindler, Cohen, Fry, Meister, Parker, Savas, Spiegel, and Weiner. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, a majority of our Board of Directors may fix the number of directors, which is currently set at eight. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. At any meeting of our Board of Directors, the presence in person of a majority of the total number of directors then in office will constitute a quorum for all purposes. Pursuant to the Investor Rights Agreement, M&F currently has the right to designate as nominees five directors. The MacAndrews Nominees are Messrs. Kindler, Cohen, Meister, Savas, and Weiner.

We separate the position of Executive Chairman of our Board of Directors, currently Mr. Kindler, and that of Chief Executive Officer, currently Stephen L. Holcombe. While our Board of Directors currently believes the separation of these positions serves the aims of our company, our Board of Directors does not believe that it is appropriate to prohibit one person from serving as both Chairman of the Board of Directors and Chief Executive Officer. We believe our leadership structure is appropriate given its balance and separation of powers, the industry and board experience of Mr. Kindler, and the historical experience and understanding of our Company of Mr. Holcombe.

Director Independence

Our Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Audit Committee consists of directors Messrs. Spiegel (Chair), Fry and Parker. Our Compensation Committee consists of Messrs. Savas (Chair), Cohen and Meister. Our Nominating and Corporate Governance Committee consists of Messrs. Cohen (Chair), Kindler and Parker. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were established in July 2015 in connection with our IPO.

Our Board of Directors has undertaken a review of the independence of our directors and has determined that Messrs. Fry, Parker, Spiegel and Weiner are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules.

We are a “controlled company” as set forth in NASDAQ Stock Market listing rules because more than 50% of the voting power of our common stock is held by MacAndrews. Under the NASDAQ Stock Market listing rules, a controlled company is exempt from the NASDAQ Stock Market corporate governance requirements that a majority of the Board of Directors consist of independent directors and that directors’ nominations and executive compensation must be approved by a majority of independent directors or a nominating and corporate governance committee or compensation committee composed solely of independent directors. We will rely on some of these exemptions from the corporate governance requirements until we are no longer a controlled company or the Board of Directors determines to no longer rely on these exemptions.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become our director or executive officer.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility of identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors. The committee also recommends to our Board of Directors for approval director nominees, consistent with our director qualification criteria and any obligations under our contractual arrangements, including the Investor Rights Agreement. Our corporate governance guidelines call for the committee to consider diversity to be an additional desirable characteristic in potential nominees. Given our small size, controlled company status and recent IPO, we believe it is too early to assess the efficacy of our diversity policy.

With respect to director nominee procedures, the Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders, or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of our business or financial affairs, strategic planning, diversity and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board of Directors. The Nominating and Corporate Governance Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to the Board of Directors those nominees whose specific qualities, experience and expertise will augment the current Board of Directors’ composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board of Directors duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in our amended and restated by-laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.

The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our amended and restated by-laws. To have a nominee considered by the Nominating and Corporate Governance Committee for election at the 2019 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than January 31, 2019 and no earlier than January 1, 2019. Any such recommendation must include the information as required by our amended and restated by-laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating and Corporate Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating and Corporate Governance Committee. See our amended and restated by-laws for additional information regarding stockholder nominees.

The Nominating and Corporate Governance Committee received no recommendation for a director nominee from any stockholder for the director election to be held at the Annual Meeting.

Information Regarding Meetings of the Board and Committees

During 2017, our Board of Directors held four meetings, and its three permanent committees, the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, collectively held five meetings.

All of our directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2017. Under our corporate governance guidelines, a copy of which is available on our website at www.vtvtherapeutics.com, members of our Board of Directors are expected to attend the annual meeting of stockholders.  Mr. Parker attended the annual meeting of stockholders on May 1, 2017 in person and Messrs. Kindler and Spiegel participated telephonically.

Board Committees

Committees of our Board of Directors

In July 2015, our Board of Directors adopted written charters for each of its permanent committees, all of which are available in the Investors—Corporate Governance—Documents & Charters section of our website at www.vtvtherapeutics.com. Pursuant to the Investor Rights Agreement, so long as MacAndrews beneficially owns 25% or more of our outstanding common stock, MacAndrews has the right, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules, to designate the members of the committees of the Board of Directors. The following table provides membership information of our directors in each committee of our board as of March 16, 2018. There have been no changes in the members of our permanent committees since the last annual meeting of stockholders on May 1, 2017.

Nominating &
Corporate
	Audit	Compensation	Governance
	Committee	Committee	Committee
Jeffrey B. Kindler (Executive Chairman)
Steven M. Cohen
Paul M. Meister
John A. Fry
Craig C. Parker
Paul G. Savas
Noel J. Spiegel
Howard L. Weiner

= Committee Chair

= Member

Audit Committee

Our Audit Committee consists of Messrs. Noel J. Spiegel (Chair), John A. Fry, and Craig C. Parker. The Board of Directors has determined that Mr. Spiegel qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that Messrs. Fry, Parker and Spiegel are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NASDAQ Stock Market listing rules. As of the date of this Proxy Statement, our Audit Committee is fully independent and is in compliance with the applicable SEC and NASDAQ rules and regulations.

Our Audit Committee met five times during our 2017 fiscal year. Our Audit Committee assists the Board of Directors in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves related party transactions as required by the applicable NASDAQ rules.

Compensation Committee

Our Compensation Committee consists of Messrs. Paul G. Savas (Chair), Steven M. Cohen and Paul M. Meister. Because we are a controlled company under the NASDAQ Stock Market listing rules, our Compensation Committee is not required to be fully independent. Our Compensation Committee took action by written consent once during our 2017 fiscal year. Our Compensation Committee is responsible for reviewing and recommending policies relating to the compensation and benefits of our directors and employees, including our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees where appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of our Corporate Governance Guidelines and the NASDAQ Stock Market listing rules, subject to any applicable controlled company or other exemption.

In accordance with the Compensation Committee’s charter, our President and Chief Executive Officer may not be present during voting or deliberations of the Committee regarding his or her compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Steven M. Cohen (Chair), Jeffrey B. Kindler and Craig C. Parker. Because we are a controlled company under the NASDAQ Stock Market listing rules, our Nominating and Corporate Governance Committee is not required to be fully independent. Our Nominating and Corporate Governance Committee took action by written consent twice during our 2017 fiscal year. Our Nominating and Corporate Governance Committee is responsible for selecting or recommending that the Board of Directors select candidates for election to our Board of Directors, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us and overseeing Board of Director and management evaluations.

Risk Oversight

Our Board of Directors has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to its employee compensation plans and arrangements, and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose any future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.vtvtherapeutics.com. The Code of Conduct and Ethics is available on our website under Documents & Charters in the Investors—Corporate Governance section of our website at www.vtvtherapeutics.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Secretary at our principal executive offices at 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each of our directors for the fiscal year ended December 31, 2017.

Executive Chairman Services Agreement. The services agreement with our Executive Chairman, Jeffrey B. Kindler, address his services and compensation only in his capacity as Executive Chairman of our Board of Directors. The services agreement provides for a base fee of not less than $250,000. In connection with our IPO, we issued to our Executive Chairman an option to purchase up to 28,121 shares of our Class A common stock, at an exercise price of $15.00 per share, which option vests in three equal annual installments beginning on July 29, 2016 (the “Executive Chairman IPO Grant”). Our Executive Chairman is also eligible to receive an annual performance bonus in respect of each completed fiscal year with a target value of $250,000 (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The actual payout may be higher or lower based on actual performance. The services agreement does not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals will be established by the Compensation Committee at the beginning of each applicable fiscal year. Such equity or cash awards will generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to continued employment on the applicable vesting date (provided that upon certain qualifying terminations, such awards (including the Executive Chairman IPO Grant) shall vest in full). The services agreement contains a customary one-year post termination non-compete and non-solicit and other customary terms.

Though the services agreement with our Executive Chairman does not provide for severance, it does provide for full acceleration of vesting of outstanding equity awards upon certain qualifying terminations of services.

In 2016, our Board of Directors established the following compensation program for our non-employee directors, other than Messrs. Cohen, Meister and Savas and no changes were made in 2017:

•

upon election and/or re-election at each annual meeting of stockholders, an award of 15,000 options to acquire our Class A common stock (or the equivalent value thereof in restricted stock, restricted stock units or cash). The options or other equity or equity-based compensation will generally vest in monthly installments over the three year period commencing with the grant date;

•	an annual cash retainer of $35,000, with no additional fees paid for board and committee meetings attended;
•

an annual cash retainer of $15,000 for the chair of the Audit Committee, $10,000 for the chair of the Compensation Committee and $7,500 for the chair of the Nominating and Corporate Governance Committee; and

•	an annual cash retainer of $7,500 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,750 for members of the Nominating and Corporate Governance Committee.

In addition, all directors will be reimbursed for out-of-pocket expenses incurred in connection with their services.

The following table sets forth the total compensation paid to each of our directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		Option Awards (1) ($)		Total ($)
Steven M. Cohen	—	—		—		—
John A. Fry	42,500	—		56,923	(2)	99,423
Jeffrey B. Kindler	250,000	203,350	(3)	—		453,350
Paul M. Meister	—	—		—		—
Craig C. Parker	46,250	—		56,923	(2)	103,173
Paul G. Savas	—	—		—		—
Noel J. Spiegel	50,000	—		56,923	(2)	106,923
Howard L. Weiner	17,500	—		—		17,500

(1)

The amounts reported in the table above represents the aggregate grant date fair value of the award, computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 4 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018.

(2)

On May 1, 2017, upon their re-election at our 2017 Annual Meeting, Messrs. Fry, Parker and Spiegel were each awarded an option to purchase up to 15,000 shares of our Class A common stock with an exercise price of $5.31 per share, which award is scheduled to vest in 36 equal monthly installments beginning on May 1, 2017, subject to the continued service of Messrs. Fry, Parker and Spiegel on our Board of Directors, as applicable.

(3)

In accordance with required SEC disclosure rules, the fiscal year compensation shows in the Summary Compensation Table above does not include the grant date fair values of awards of restricted stock units made in 2018 in respect of fiscal 2017 performance since such equity awards will be shown in the Summary Compensation table for fiscal year 2018 (the year in which these equity awards were granted).  Mr. Kindler was granted 35,000 restricted stock units on March 10, 2017 and such restricted stock units will generally vest in three equal installments of 33.33% on each anniversary of March 10, 2017.

The outstanding option awards for our non-employee directors as of December 31, 2017 are as follows:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Grant Date Fair Value ($)
John A. Fry	5/12/2016	9,301	8,199	64,303
	5/1/2017	2,917	12,083	56,923
Jeffrey B. Kindler	7/29/2015	18,747	9,374	300,256

Craig C. Parker	7/29/2015	20,139	4,861	263,647
	5/12/2016	7,917	7,083	55,136
	5/1/2017	2,917	12,083	56,923
Noel J. Spiegel	7/29/2015	20,139	4,861	263,647
	5/12/2016	7,917	7,083	55,136
	5/1/2017	2,917	12,083	56,923

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid, awarded to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2017 and 2016, for services rendered in all capacities during the fiscal year presented.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($) (3)
Stephen L. Holcombe	2017	450,000	95,625	691,516	8,721	(4)	1,245,862
President and Chief Executive Officer	2016	450,000	225,000	—	7,146	(4)	682,146
Rudy C. Howard	2017	325,000	55,250	440,056	31,475	(5)	851,781
Executive Vice President, Chief Financial Officer	2016	325,000	130,000	—	29,550	(6)	484,550
Dr. Larry D. Altstiel	2017	400,000	34,000	536,447	22,381	(7)	992,828
Executive Vice President, Chief Medical Officer	2016	400,000	160,000	—	22,200	(7)	582,200

(1)

Bonus amounts included above represent amounts earned in 2017 and 2016 and paid in the following year pursuant to our annual incentive bonus plan. For 2017, the compensation committee awarded bonuses to Mr. Holcombe, Mr. Howard, and Dr. Altstiel of $95,625, $55,250, and $34,000, respectively.  In addition, the compensation committee determined that an additional bonus with respect to 2017 will be paid to Mr. Holcombe, Mr. Howard, and Dr. Altstiel of $95,625, $55,250, and $34,000, respectively, subject to (x) the completion of a satisfactory future financing event as determined by the compensation committee and (y) the executive’s continued employment with the Company on the date of such financing event.

(2)

The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 4 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018.

(3)

In accordance with required SEC disclosure rules, the fiscal year compensation shown in the Summary Compensation Table above does not include the grant date fair values of awards of stock options made in 2018 in respect of fiscal 2017 performance since such equity awards will be shown in the Summary Compensation table for fiscal year 2018 (the year in which these equity awards were granted).

(4)	Amounts represent a match to the 401(k) plan.
(5)	Amount represents a housing allowance, match to the 401(k) plan and a health savings account contribution.
(6)	Amounts represent a housing allowance and match to the 401(k) plan.
(7)	Amount represents a housing allowance.

Employment and Services Agreements

We have entered into employment agreements with our President and Chief Executive Officer, our Chief Financial Officer, and our Chief Medical Officer. The employment agreements set forth the annual base salary, target bonus percentage, target equity grants, terms of severance and eligibility for employee benefits.

Employment Agreement with our President and Chief Executive Officer. In 2015, we entered into an employment agreement with Stephen L. Holcombe, our President and Chief Executive Officer, which provides for a term through December 31, 2018, a base salary of not less than $450,000, and a target cash bonus of 50% of base salary, based on achievement of performance targets. In connection with our IPO, we issued to our President and Chief Executive Officer an option to purchase up to 180,469 shares of our Class A common stock, at an exercise price of $15.00 per share, which option vests in three equal annual installments beginning on July 29, 2016. Our President and Chief Executive Officer is also eligible to receive an annual performance bonus in respect of each completed fiscal year with a target value of $825,000 (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The actual payout may be higher or lower based on actual performance. The employment agreement does not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals will be established by our Compensation Committee at the beginning of each applicable fiscal year. Such equity or cash awards will generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12 month period following a change-in-control.

Employment Agreement with our Chief Financial Officer. In 2015, we entered into an employment agreement with Rudy C. Howard, our Chief Financial Officer, which provides for a term through December 31, 2018, a base salary of not less than $325,000, and a target cash bonus of 40% of base salary, based on achievement of performance targets. In connection with our IPO, we issued to our Chief Financial Officer an option to purchase up to 114,844 shares of our Class A common stock, at an exercise price of $15.00 per share, which option vests in three equal annual installments beginning on July 29, 2016. Our Chief Financial Officer is also eligible to receive an annual performance bonus in respect of each completed fiscal year with a target value of $450,000 (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The actual payout may be higher or lower based on actual performance. The employment agreement does not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals will be established by the Compensation Committee at the beginning of each applicable fiscal year. Such equity or cash award will generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12 month period following a change-in-control.

Employment Agreement with our Chief Medical Officer. In 2015, we entered into an employment agreement with Dr. Larry D. Altstiel, our Chief Medical Officer, which provides for a term through December 31, 2018, a base salary of not less than $400,000, and a target cash bonus of 40% of base salary, based on achievement of performance targets. In connection with his hire, we issued to our Chief Medical Officer an option to purchase up to 140,000 shares of our Class A common stock, at an exercise price of $6.47 per share, which option vests in three equal annual installments beginning on December 16, 2016. Our Chief Medical Officer is also eligible to receive an annual performance bonus in respect of each completed fiscal year with a target value of $500,000 (payable in stock options, restricted stock or restricted stock units or, at our election, in cash). The actual payout may be higher or lower based on actual performance. The employment agreement does not specify the performance metrics and goals for the annual target cash and equity awards, which metrics and goals will be established by the Compensation Committee at the beginning of each applicable fiscal year. Such equity or cash award will generally vest in three equal installments of 33.33% on each anniversary of the date of grant, subject to acceleration of vesting upon certain qualifying terminations on or within the 12 month period following a change-in-control.

Our President and Chief Executive Officer, our Chief Financial Officer and our Chief Medical Officer (each, an “Executive”) will be eligible for other standard employee benefits. If the Executive’s employment is terminated by us without cause or he resigns for “good reason,” then subject to the execution of a release of claims, the Executive shall receive as severance pay:

•	12 months base salary payable in installments;
•

continuation COBRA coverage for 12 months with the costs of the premiums shared in the same proportion as before the termination on the date of termination (unless this would result in penalty taxes imposed on us);

•

a pro-rata cash bonus for the year of termination based on actual results for the entire year, payable at the time bonuses are paid to active employees (but if such termination is on or within the 12-month period following a change-in-control, then in lieu of the pro rata cash bonus, the Executive shall receive his target cash bonus which shall not be prorated); and

•	payment of the cash bonus for the year prior to the year of termination to the extent earned but not yet paid.

In addition, the Executive will be entitled to all accrued benefits. Treatment of the Executive’s outstanding equity awards will be governed by the terms of the underlying award agreements, but if the Executive’s employment is terminated by us without cause or upon resignation by the Executive with good reason, in each case on or within 12 months following a change-in-control, then the Executive’s outstanding equity awards shall vest in full.

The employment agreements contain other customary terms and conditions, including a two-year post-employment noncompete, a three-year post-employment non-solicit and other nondisclosure of confidential information, intellectual property and nondisparagement provisions.

Prior to December 31, 2018, the Company and each Executive will discuss whether the term of employment should be extended. If the Company does not renew the term and terminates the Executive’s employment other than for cause, death or disability, then the post-employment noncompetition period shall be reduced from two years to one year and in lieu of the severance listed above, the Executive will receive the greater of (i) six months of base salary in continuing installments and six months of COBRA continuation coverage with the same cost sharing as noted above or (ii) severance and benefits in accordance with Company policy as in effect at the time of termination. If the Company is willing to extend the term of employment and the Executive does not agree, then the executive will not be eligible for severance and the post-employment noncompete period shall not be reduced. We anticipate extending the term of employment for each Executive.

Outstanding Equity Awards as of December 31, 2017

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2017:

Name and Position	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Stephen L. Holcombe	7/29/2015	120,313	60,156	$15.00	7/29/2025
President and Chief Executive Officer	3/10/2017	—	165,110	$5.81	3/10/2027
Rudy C. Howard	7/29/2015	76,563	38,281	$15.00	7/29/2025
Executive Vice President, Chief Financial Officer	3/10/2017	—	105,070	$5.81	3/10/2027
Dr. Larry D. Altstiel	12/16/2015	93,333	46,667	$6.47	12/16/2015
Chief Medical Officer	3/10/2017		128,085	$5.81	3/10/2027

(1)

The awards of stock options to each of Messrs. Holcombe, Howard, and Dr. Altstiel listed in the above table each vest in three equal installments upon the anniversary of their grant date. In each case, this vesting schedule assumes continued employment or services with us and is subject to accelerated vesting upon the occurrence of certain qualifying termination of employment or services, as applicable.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, including our Audit Committee, has selected Ernst & Young LLP (“EY”), Raleigh, North Carolina, as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and recommends that our stockholders vote to ratify this appointment. If our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.

EY has audited our annual financial statements since 2000. Representatives of EY are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. All fees incurred subsequent to our IPO were pre-approved by the Audit Committee.

The following table summarizes the aggregate fees billed for professional services rendered by EY to us in 2016 and 2017. A description of these various fees and services follows the table.

Name	2016	2017
Audit Fees	$424,821	$490,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,870	1,870

Audit Fees

The aggregate fees billed to us by EY in 2017 and 2016 reflected as audit fees above include fees associated with the annual audit of our financial statements for the years ended December 31, 2017 and 2016 and reviews of our financial statements included in our Quarterly Reports on Form 10-Q.

All Other Fees

The aggregate fees billed to us by EY in 2017 and 2016 reflected as all other fees above relate to the license of accounting research software.

Vote Required

Approval of the ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock, entitled to vote as a single class, that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and, accordingly will affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2017, (2) discussed with EY, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from EY concerning applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is filed with the SEC.

Our Board of Directors has determined that Messrs. Fry, Spiegel and Parker are independent within the meaning of the NASDAQ Stock Market listing rules and meet the additional requirements for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). As a result, our Audit Committee is composed entirely of directors who are independent within the meaning of the NASDAQ Stock Market listing rules and meet the Audit Committee Independence Requirements. The Board of Directors has determined that Mr. Spiegel qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available under Documents & Charters in the Investors — Corporate Governance section of our website at www.vtvtherapeutics.com.

Ernst & Young LLP (“EY”) is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not our employees, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist the Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to the Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, EY, included in its report on our consolidated financial statements.

EY has served as our auditor since 2000.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Noel J. Spiegel, Chair
John A. Fry
Craig C. Parker

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 6, 2018 unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Class A Common Stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

The number of shares of Class A Common Stock outstanding and the percentage of beneficial ownership are based on the number of shares of Class B Common Stock and nonvoting common units of vTv Therapeutics LLC (“vTv Units”) outstanding and after giving effect to the exchange of all outstanding shares of Class B Common Stock (together with the corresponding vTv Units) into shares of Class A Common Stock. Pursuant to the Exchange Agreement, vTv Units may, subject to the terms of the Exchange Agreement and the vTv Therapeutics LLC Amended and Restated Limited Liability Company Agreement, be exchanged at any time (along with a corresponding number of shares of our Class B Common Stock) with vTv Therapeutics LLC for shares of our Class A Common Stock on a one-for-one basis, or for cash, at our option (as the managing member of vTv Therapeutics LLC). See “Certain Relationships and Related Party Transactions—Exchange Agreement.”

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Common stock subject to options exercisable on or within 60 days after March 6, 2018 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o vTv Therapeutics Inc., 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Jeffrey B. Kindler (1)	30,414	*
Stephen L. Holcombe (2)	175,350	0.5%
Rudy C. Howard (3)	116,586	0.4%
Steven M. Cohen (4)	5,000	*
John A. Fry (5)	16,230	*
Paul M. Meister (4)	—	—
Craig C. Parker (6)	37,500	0.1%
Paul G. Savas (4)	86,781	0.3%
Noel J. Spiegel (7)	43,500	0.1%
Howard L. Weiner	—	—
Dr. Larry D. Altstiel (8)	136,028	0.4%
All directors and executive officers as a group (11 individuals)	647,389	2.0%
5% or Greater Stockholders:
Ronald O. Perelman (4)(9)	28,181,305	79.8%
Franklin Resources, Inc. (10)	850,100	2.6%

*	Less than 0.1%.
(1)

Includes options and restricted stock units to purchase up to 30,414 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.

(2)	Includes options to purchase up to 175,350 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(3)	Includes options to purchase up to 111,586 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(4)	Address is c/o MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, NY 10065.
(5)	Includes options to purchase up to 16,230 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(6)	Includes options to purchase up to 37,500 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(7)	Includes options to purchase up to 37,500 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(8)	Includes options to purchase up to 136,028 shares of our Class A Common Stock that are vested and exercisable or will become vested and exercisable within 60 days of March 6, 2018.
(9)

Based solely on the Schedule 13D/A (Amendment No. 5) filed by MacAndrews & Forbes Incorporated with the SEC on December 7, 2017 and Form 4s filed by Ronald O. Perelman with the SEC on December 27, 2017. Consists of: (a) 215,000 shares of our Class A Common Stock held beneficially by MacAndrews & Forbes Group LLC (“M&F Group”), (b) 2,400,666 shares of our Class A Common Stock held beneficially by MFV Holdings One LLC (“MFV”), (c) 22,378,833 shares of our Class B Common Stock that are held directly by MFV, (d) 198,267 shares of Class A Common Stock issuable to M&F Group upon exercise of a Common Stock Purchase Warrant held by M&F Group, (e) 2,283,105 shares of Class A Common Stock issuable to M&F Group at the option of M&F Group pursuant to a commitment letter, dated December 5, 2017, (f) 655,721 shares of our Class B Common Stock held directly by Mr. Perelman, and (g) 49,713 shares of our Class B Common Stock held directly by the Ronald O. Perelman Trust. MacAndrews & Forbes Incorporated directly or indirectly controls M&F Group, and MFV. Ronald O. Perelman, Director, Chairman and Chief Executive Officer of MacAndrews & Forbes Incorporated, may be deemed to beneficially own all shares of our Class A Common Stock and our Class B Common Stock beneficially owned by the Ronald O. Perelman Trust, MacAndrews, M&F Group and MFV. Mr. Perelman disclaims any beneficial ownership of the shares of Class A Common Stock and Class B Common Stock, except to the extent of his pecuniary interest therein. The shares so owned may from time to time be pledged to secure obligations of MacAndrews & Forbes Incorporated or its affiliates.

(10)

Based solely on the Schedule 13G filed by Franklin Resources, Inc. with the SEC on February 5, 2018. Consists of 850,100 shares of Class A Common Stock held by Franklin Advisers, Inc. The shares of Class A common stock held by Franklin Advisers, Inc. are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 of the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. The physical address for each of the foregoing persons and entities is One Franklin Parkway, San Mateo, CA 94403.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the sections entitled “Executive Compensation-Employment and Services Agreements” and “Director Compensation”.

Policies and Procedures for Related Party Transactions

We have adopted a written Related Person Transaction Policy, which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with our Related Person Transaction Policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.

For the purposes of our Related Person Transaction Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in our Related Person Transaction Policy) had, has or will have a direct or indirect material interest, in excess of $120,000. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.

Our Related Person Transaction Policy requires that notice of a proposed related person transaction be provided to our legal department or our Chief Financial Officer prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under our Related Person Transaction Policy, only our Audit Committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Related Person Transaction Policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our Related Person Transaction Policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders.

Exchange Agreement

In connection with the IPO, we, vTv Therapeutics LLC and vTv Therapeutics Holdings LLC (“Holdings”), and other existing and future holders of the vTv Units (and corresponding shares of Class B Common Stock) entered into an exchange agreement (the “Exchange Agreement”) under which, from time to time, the holders (or certain transferees thereof) have the right to exchange their vTv Units (along with a corresponding number of our Class B Common Stock) for (i) shares of our Class A Common Stock on a one-for-one basis or (ii) cash (based on the market price of the shares of Class A common stock), at our option, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any decision to require an exchange for cash rather than shares of Class A Common Stock will ultimately be determined by our Board of Directors.

On October 5, 2015, Holdings was dissolved and made a liquidating distribution of shares of Class B Common Stock and the corresponding vTv Units to its members. As a result of the dissolution, M&F TTP Holdings LLC became the successor to Holdings under the Exchange Agreement, Investor Rights Agreement and the Tax Receivable Agreement pursuant to the terms of each respective agreement, and various other holders of Class B Common Stock became parties to the Exchange Agreement. On December 28, 2015, M&F TTP Holdings LLC contributed its shares of Class B Common Stock and the corresponding vTv Units to its subsidiary, M&F, which became the successor to M&F TTP Holdings LLC under the Exchange Agreement, Investor Rights Agreement and Tax Receivable Agreement pursuant to the terms of each respective agreement.

Tax Receivable Agreement

As further described above, our Class B Common Stock, together with the corresponding number of vTv Units, may be exchanged for shares of our Class A Common Stock, or for cash, at our option. These future exchanges of Class B Common Stock, together with the corresponding number of vTv Units, may result in increases in the tax basis of the assets of vTv Therapeutics LLC that otherwise would not have been available. Such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future and may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the increased tax basis is allocated to those assets. The IRS may challenge all or part of these tax basis increases and a court could sustain such a challenge.

In connection with our IPO, we entered into a Tax Receivable Agreement with M&F, as successor in interest to Holdings, and M&F TTP Holdings LLC that provides for the payment by us to M&F (or certain of its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (or, in some circumstances, we are deemed to realize) as a result of (a) the exchange of Class B Common Stock, together with the corresponding number of vTv Units, for shares of our Class A Common Stock (or for cash), (b) tax benefits related to imputed interest deemed to be paid by us as a result of the Tax Receivable Agreement and (c) certain tax benefits attributable to payments under the Tax Receivable Agreement. Although the actual increase in tax basis and the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the nature of the assets, the extent to which such exchanges are taxable, the tax rates then applicable, and the amount and timing of our income, we expect that the payments that we make to M&F could be substantial.

M&F generally will not reimburse us for any payments that previously have been made under the Tax Receivable Agreement even if the IRS subsequently disallows the tax basis increase or any other relevant tax item. Instead, any excess cash payments made by us to M&F will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to M&F for a number of years following the initial time of such payment. As a result, in certain circumstances we could make payments to M&F under the Tax Receivable Agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income and the nature of our assets.

To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid. In addition, the Tax Receivable Agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, our (or our successor’s) obligations with respect to exchanged or acquired Class B common stock, together with the corresponding number of vTv Units (whether exchanged or acquired before or after such change of control or early termination) would be required to be paid significantly in advance of the actual realization, if any, of any future tax benefits and would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement, and, in the case of certain early termination elections, that any Class B Common Stock, together with the corresponding number of vTv Units, that have not been exchanged will be deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible that the actual cash tax savings realized by us will be significantly less than the corresponding Tax Receivable Agreement payments.

We are a holding company, and we have no material assets other than our ownership of vTv Units, and we have no independent means of generating revenue or cash flow. We intend, as its managing member, to cause vTv Therapeutics LLC to make distributions in an amount sufficient to allow us to pay our operating expenses, including any payments due under the Tax Receivable Agreement. However, vTv Therapeutics LLC’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which vTv Therapeutics LLC is then a party, including potential debt agreements, or any applicable law, or that would have the effect of rendering vTv Therapeutics LLC insolvent. If vTv Therapeutics LLC does not distribute sufficient funds for us to pay our operating expenses, including any payments due under the Tax Receivable Agreement, we may have to borrow funds, which could materially adversely affect our liquidity and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our organizational structure, including the fact that M&F owns more than 50% of the voting power of our voting stock and owns part of its economic interest in our business through vTv Therapeutics LLC, confers certain benefits upon M&F that will not benefit the holders of our Class A Common Stock to the same extent as it will benefit M&F. Although we will retain 15% of the amount of the tax benefits described above, it is possible that the interests of M&F may in some circumstances conflict with our interests and the interests of our other stockholders. For example, M&F may have different tax positions from us, especially in light of the Tax Receivable Agreement, that could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authority to our tax reporting positions may take into consideration M&F’s tax or other considerations, which may differ from the considerations of us or our other stockholders. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to the rights and obligations of M&F under the Tax Receivable Agreement.

Investor Rights Agreement

In connection with our IPO, we entered into an Investor Rights Agreement with M&F, as successor in interest to Holdings. The Investor Rights Agreement provides M&F with certain demand, shelf and piggyback registration rights with respect to its shares of our common stock and also provides M&F with certain governance rights, depending on the size of its holdings of our common stock.

Under the registration rights provisions of the Investor Rights Agreement:

•	M&F and its affiliates have the right to cause us to conduct an unlimited number of demand registrations, subject to certain customary restrictions;
•

once we are eligible to do so, M&F and its affiliates have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and

•	M&F and its affiliates have the right to participate in certain registered offerings by us.

The registration rights provisions also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by M&F and its affiliates, subject to certain restrictions. No predetermined penalties or liquidated damages will be payable by us if we fail to comply with the registration rights provisions of the Investor Rights Agreement.

The Investor Rights Agreement also provides that M&F, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules (which may require M&F to designate independent directors), has the right to designate: (i) a majority of the directors (and if the number of directors is even, one director more than 50% of the number of directors) if it beneficially owns more than 50% of our outstanding common stock, (ii) one less than a majority of the directors if it beneficially owns more than 25% but 50% or less of our outstanding common stock, and (iii) one-third of the directors (rounded down to the nearest whole number) if it beneficially owns more than 10% but 25% or less of our outstanding common stock. M&F loses the right to designate directors once it owns 10% or less of our outstanding common stock. So long as M&F beneficially owns 25% or more of our outstanding common stock, it will have the right, subject to applicable corporate governance rules of the SEC and the NASDAQ Stock Market listing rules, to designate the members of the committees of our Board of Directors. The Investor Rights Agreement will terminate when MacAndrews (which indirectly controls approximately 78.3% of our outstanding common stock as of the record date) and its permitted transferees hold less than 2.5% of our outstanding common stock. To the extent that M&F is dissolved or liquidated, MacAndrews and/or its affiliates will succeed to M&F rights and obligations under the Investor Rights Agreement.

Letter Agreement

In December 2017, we entered into a letter agreement (the “Letter Agreement”) with MacAndrews & Forbes Group LLC, an affiliate of MacAndrews.  Under the Letter Agreement, until December 5, 2018, we have the right to sell to MacAndrews shares of our Class A common stock at a price equal to $4.38 per share, and MacAndrews has the right (exercisable up to three times) to require us to sell to it shares of Class A common stock at the same price.  An aggregate of $10.0 million worth of Class A common stock may be sold under the Letter Agreement (whether at our or MacAndrews’ option).  In addition, in connection with the Letter Agreement, we also issued to MacAndrews warrants to purchase 198,267 shares of our Class A common stock at a price of $5.04 per share, exercisable until December 5, 2024.

Indemnification Agreements

We have entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Messrs. Savas (Chair), Cohen and Meister. None of our executive officers serves as a member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationship exists between any member of the Board of Directors or any member of the Compensation Committee (or other committee performing equivalent functions) of any other company.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated by-laws. We have not received any stockholder proposals for consideration at our 2018 Annual Meeting of Stockholders.

Under Rule 14a-8 promulgated by the SEC under the Exchange Act (“Rule 14a-8”), in order for a stockholder proposal to be included in our proxy solicitation materials for the 2019 Annual Meeting of Stockholders, it must be delivered to our principal executive offices located at 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265 by November 16, 2018 at 5:00 p.m. Eastern Time. Any stockholder who desires to bring a proposal at our 2018 Annual Meeting of Stockholders without including such proposal in our proxy statement must deliver written notice thereof to our Secretary no earlier than January 1, 2019 and no later than January 31, 2019. The stockholder proposals must otherwise comply with the requirements of Rule 14a-8.

If a stockholder proposal is not properly submitted for inclusion in the 2019 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our amended and restated by-laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2019 proxy statement about the nature of the matter and how management intends to vote on such matter.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Secretary either by calling 336-841-0300 or by mailing a request to Attn: Secretary, 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC is accessible free of charge on our website at www.vtvtherapeutics.com under Investors—Financial Information—SEC Filings. The Annual Report on Form 10-K contains our audited consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of operations, changes in redeemable convertible units, redeemable noncontrolling interest, stockholders’ and members’ deficit and cash flows for each of the three years in the periods ended December 31, 2017, 2016 and 2015. You can request a copy of our Annual Report on Form 10-K free of charge by sending a written request to vTv Therapeutics Inc., Attn: Secretary, 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: March 16, 2018

DIRECTIONS TO THE ANNUAL MEETING

For directions to our annual meeting, please call the Loews Regency New York Hotel at 212-759-4100 or visit its website at www.loewshotels.com/regency-hotel/.

Proxy — vTv Therapeutics Inc.
Annual Meeting of Stockholders
Monday, April 30, 2018, 9:00 a.m. (Eastern Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Stephen L. Holcombe and Rudy C. Howard (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of vTv Therapeutics Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Loews Regency Hotel, 540 Park Avenue, New York, NY 10065, on Monday, April 30, 2018 at 9:00 a.m. (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The eight directors up for re-election are: Jeffrey B. Kindler, Steven M. Cohen, John A. Fry, Paul M. Meister, Craig C. Parker, Paul G. Savas, Noel J. Spiegel and Howard L. Weiner.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" the proposal in Item 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" the proposal in Item 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →